Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
QUIKSILVER, INC.
          Quiksilver, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:
          FIRST: The name of the Company is Quiksilver, Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on October 24, 1986. On April 8, 1996, the Company filed a Restated Certificate of Incorporation. On September 11, 2002, the Company filed a Certificate of Amendment of Restated Certificate of Incorporation. On April 9, 2003, the Company filed a Certificate of Amendment of Restated Certificate of Incorporation. On March 24, 2005, the Company filed a Certificate of Amendment of Restated Certificate of Incorporation. On July 31, 2009, the Company filed a Certificate of Designation of the Series A Convertible Preferred Stock.
          SECOND: Section A. of Article FOURTH of the Restated Certificate of Incorporation of the Company, as heretofore amended, is hereby amended to read in its entirety as follows:
     A. The total number of shares of all classes of stock that the Company shall have authority to issue is two hundred ninety million (290,000,000), consisting of:
          (1) two hundred eighty-five million (285,000,000) shares of Common Stock, with a par value of $0.01 per share; and
          (2) five million (5,000,000) shares of Preferred Stock, with a par value of $0.01 per share.
          THIRD: The amendment described above has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company.
          IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its duly authorized officer this 26th day of March, 2010.

QUIKSILVER, INC.
By:
Robert B. McKnight, Jr.
Chief Executive Officer and President

Exhibit 3.1